Exhibit 99.1:	Peoples Financial Corporation Press Release Dated June 29, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION RAISES SEMI-ANNUAL DIVIDEND, SIXTH INCREASE IN THREE YEARS
Biloxi, MS (June 29, 2006)—The board of directors of Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, increased the holding company’s regular semiannual cash dividend to $.21 per common share, payable July 14, 2006, to stockholders of record July 10, 2006.
The semiannual dividend was last raised in June, 2005, which was then the fifth consecutive increase dating back to the second quarter of 2003. The current annualized dividend of $.42 per share for 2006 is 10.5% higher than dividends paid in 2005 and 31.3% more than 2003.
The current dividend of $.21 a share represents about 25% of anticipated earnings for the first half of 2006. “Our Board of Directors has determined to pursue a very prudent conservative course during these still uncertain times of our community’s rebuilding,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank.
“Our earnings are strong, and we want to return them to our shareholders, but we also want to see the effects of the massive amounts of financial assistance expected to flow into the Mississippi Gulf Coast in the next few weeks ahead,” Swetman added.
Founded in 1896, with $890 million in assets as of March 31, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

Peoples Financial Corporation increases dividend—page 2
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.